UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2022

TREACE MEDICAL CONCEPTS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40355	47-1052611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

203 Fort Wade Rd., Suite 150

Ponte Vedra, Florida 32081

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (904) 373-5940

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TMCI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 29, 2022, Treace Medical Concepts, Inc. (the “Company”) entered into (1) a Credit and Security Agreement (Term Loan) (the “Term Loan Agreement”) and (2) a Credit and Security Agreement (Revolving Loan) (the “Revolving Loan Agreement” and collectively with the Term Loan Agreement, the “Loan Agreements”) with entities affiliated with MidCap Financial Trust and the financial institutions or other entities from time to time parties thereto, each as a lender.

The Term Loan Agreement provides a 60 month term loan facility for up to $120.0 million in borrowing capacity to the Company over four tranches. At the loan closing on April 29, 2022, the Company drew $50.0 million under tranche one. The remaining tranches provide up to an additional $70.0 million in borrowing capacity, subject to the achievement of certain revenue objectives.

The Revolving Loan Agreement establishes a 60 month revolving loan facility providing $30.0 million in additional borrowing capacity to the Company. The Company may request a $20.0 million increase in the revolving loan facility for a total commitment of $50.0 million. The Company must maintain a minimum drawn balance under the Revolving Loan Agreement of no less than 20% of the borrowing base. At the loan closing, the Company drew $4.0 million under the Revolving Loan Agreement.

Borrowings bear interest at an annual rate equal to the Adjusted Term SOFR, subject to a floor of 1.00% and a cap of 3.00%, plus (1) 6.00% under the Term Loan Agreement and (2) 4.00% under the Revolving Loan Agreement. “Adjusted Term SOFR” means the per annum rate equal to the sum of 30-day forward-looking secured overnight financing rate, as published by CME Group Benchmark Administration Limited (CBA) from time to time, plus 0.10%, reset monthly.

Interest is payable monthly in arrears on the first day of each month and on the maturity of the Loan Agreements. The Company is obligated to pay interest only for the first 48 months and straight-line amortization for the remaining 12 months, subject to the Company’s election to extend the initial interest-only period by 12 months to 60 months total, subject to the Company’s achievement of certain revenue objectives.

The Company pays (1) a collateral management fee of 0.50% per annum on the outstanding balance under the Revolving Loan Agreement, (2) an unused line fee equal to 0.50% per annum of the average unused portion of the Revolving Loan Agreement (based on the borrowing base) and (3) an annual administrative fee of 0.25% of the amount borrowed under the Term Loan.

If the term loan is repaid before the maturity date or the revolving credit facility is terminated before the end of its term, the prepayment fees are 3.0% of the amount repaid in the first year, 2.0% in the second year and 1.0% in the third year and thereafter, and a final payment fee of 3.0% of the amount borrowed is due under the term loan.

The loans are secured by substantially all of the Company’ assets, including intellectual property. The Loan Agreements and other ancillary documents contain customary representations and warranties and affirmative and negative covenants.

Under the Loan Agreements, the Company is not required to meet any minimum level of revenue if liquidity (defined as unrestricted cash plus undrawn availability under the Revolving Loan Agreement) is greater than the outstanding balance under the Term Loan Agreement. If liquidity falls below such outstanding balance, then the Company is subject to a minimum trailing twelve month revenue covenant.

The foregoing description of the material terms of the Loan Agreements is qualified in its entirety by the terms and conditions of the Loan Agreements.

Item 1.02 Termination of a Material Definitive Agreement.

On April 29, 2022, in connection with the Company’s entry into the Loan Agreements discussed in Item 1.01 of this Report, the Company (1) paid the outstanding balance and fees under the Term Loan Agreement, dated as of July 31, 2020, by and among the Company, the subsidiary guarantors from time to time party thereto, certain lenders, and CRG Servicing LLC, as administrative agent and collateral agent for the lenders (as amended, the “CRG Loan Agreement”) in the aggregate amount of $30 million and terminated the facility, and (2) terminated the Loan and Security Agreement dated April 18, 2018 by and between the Company and Silicon Valley Bank dated April 18, 2018, as amended (as amended, the “SVB Loan Agreement”).

The terms and conditions of the CRG Loan Agreement and SVB Loan Agreement were disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 4, 2022, which disclosures are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of Treace Medical Concepts, Inc. dated May 2, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREACE MEDICAL CONCEPTS, INC.

Date: May 3, 2022	By:	/s/ Mark L. Hair
Mark L. Hair
Chief Financial Officer